Exhibit 99.1

TRANSOCEAN LTD. PROVIDES UPDATE ON

SEMISUBMERSIBLE DRILLING RIG DEEPWATER HORIZON

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) provided an update today regarding a fire and explosion onboard its semisubmersible drilling rig Deepwater Horizon and reports that the rig sank late in the morning, today. The combined response team was not able to stem the flow of hydrocarbons prior to the rig sinking, and we are working closely with BP Exploration & Production, Inc. and the U.S. Coast Guard to determine the impact from the sinking of the rig and the plans going forward. The U.S. Coast Guard has plans in place to mitigate any environmental impact from this situation.

The incident occurred April 20, 2010 at approximately 10:00 p.m. Central Time in the United States Gulf of Mexico. The rig was located approximately 41 miles offshore Louisiana on Mississippi Canyon block 252.

The cause of the fire and explosion is unknown at this time. An investigation into the cause of the incident and assessment of the damage will be ongoing in the days or weeks to come.

Statements regarding any future aspect of the incident on the Deepwater Horizon, the effects, results, investigation, damage assessment relating thereto mitigation of environmental impact, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to results of searches, investigations and assessments, actions by the Coast Guard and other governmental agencies, actions by customers and other third parties and other factors detailed in Transocean’s most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units plus three ultra-deepwater units under construction, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Its worldwide fleet is more than twice the size of the next-largest competitor. The company owns or operates a contract drilling fleet of 45 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

For more information about Transocean, please visit our website at www.deepwater.com.

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